EXHIBIT 99.1

DALRADA FINANCIAL CORPORATION
PRESS RELEASE

FOR RELEASE:  Market Open, September 15, 2006

CONTACT:  Eric Gaer, VP Marketing and Investor Relations
858-277-5300
egaer@dalrada.com

DALRADA FINANCIAL IMPLEMENTS REVERSE SPLIT
1:200 reverse split effective September 15th, 2006
New trading symbol: DFCO

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SAN DIEGO, CA, September 15, 2006 - Dalrada Financial Corporation (OTCBB: DFCO) today announced that the reverse split of its common stock (one share for each 200 issued and outstanding), which was approved by shareholders in May, is effective today, September 15, 2006.

As part of the process, Dalrada common stock will trade on the NASD Electronic Bulleting Board under the symbol: DFCO.

“Our Board has determined that this was an appropriate time for the implementation of the reverse split,” said Brian Bonar, Chairman and CEO. “We believe that our current capital structure is appropriate for our rapidly growing business ,” he added.

About Dalrada Financial Corporation:

Dalrada Financial Corporation provides employer business solutions to small to medium-size businesses. The Company assists clients in providing a wide variety of management and employee programs that increase business efficiency. These include: payroll and human resources support, staffing, employee benefits, risk management insurance (including workers’ compensation and business liability), financial management, and other business management products and services. It’s Solvis Group subsidiary specializes in staffing services for the medical industry and specialized programs for hospitals, including a unique self-insurance model for health care.

Information on the Dalrada family of companies is available at: www.dalrada.com, www.thesolvisgroup.com, www.medicalhr.com, and www.mandmnursing.com,

Safe Harbor:

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.